Exhibit 10.4

COASTWAY COMMUNITY BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, this Supplemental Executive Retirement Plan (the “Plan”) is adopted effective July 1, 2013, by Coastway Community Bank (the “Bank”); and

WHEREAS, this Plan is intended to be a defined benefit, non-qualified deferred compensation plan that complies with Code Section 409A and the regulations thereunder; and

WHEREAS, this Plan is also intended to be a “top hat” pension plan that is established and maintained for a select group of management or highly compensated employees, all within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

ARTICLE I

DEFINITIONS

When used herein, the following words shall have the meanings below unless the context clearly indicates otherwise:

1.1                               “Accrued Benefit” means the amount of the aggregate liability recorded by the Bank from time to time on its internal financial statements with respect to the benefit payable to each Participant under this Plan, such that each Participant shall have his or her own Accrued Benefit.

1.2                               “Beneficiary” means the person(s) designated by Participant from time to time, using the Beneficiary Designation Form set forth as Appendix B, as the beneficiary(ies) to whom the deceased Participant’s death benefit is payable per Section 4.3 below. If no beneficiary is so designated, then the Participant’s estate will be the Beneficiary.

1.3                               “Benefit Schedule” means the personalized description of the Plan’s operational provisions that pertain to each Participant, including (a) the date of the Participant’s participation in the Plan; (b) the Participant’s Normal Retirement Age; and (c) the Participant’s Retirement Benefit, in the form set forth as Appendix A.  All Benefit Schedules shall be treated as being an integral part of this Plan, but no Participant shall have the right to receive any information about any other Participant’s Benefit Schedule.

1.4                               “Board” means the Bank’s Board of Directors.

1.5                               “Cause” means termination of employment because of the Participant’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, material breach of the Bank’s Code of Ethics, willfully engaging in actions that in the reasonable opinion of the Committee will likely cause substantial financial harm or substantial injury to the reputation of the Bank, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than routine traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of the Participant’s employment or change in control agreement (if any) with the Bank.

1.6                               “Change in Control” shall mean any of the following events: (i) a change in the ownership of the Bank or any holding company of the Bank (the “Company”); (ii) a change in the effective control of the Bank or the Company; or (iii) a change in the ownership of a substantial portion of the assets of the Bank or the Company, as described below; provided however, that a Change in Control shall not be deemed to have occurred upon the conversion of the Bank from a mutual to stock form or in connection with any reorganization used to effect such a conversion, including, but not limited to, the formation of the Company and an initial public offering of the Bank or Company stock.  The definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(a)                                 A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Company.

(b)                                 A change in the effective control of the Bank or the Company occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Company possessing 30% or more of the total voting power of the stock of the Bank or the Company, or (B) a majority of the members of the Bank’s or the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank’s or the Company’s Board of Directors prior to the date of the appointment or election, provided that this subsection is inapplicable where a majority shareholder of the Bank or the Company is another corporation.

(c)                                  A change in the ownership of a substantial portion of the Bank’s or the Company’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company.  For purposes of this Agreement, “gross fair market value” means the value of the assets of the Bank or the Company, or the value of the assets being disposed of, without regard to any liabilities associated with such assets.

1.7                               “Committee” means the Executive Committee of the Board, who shall be responsible for administering the Plan.

1.8                               “Disabled” or “Disability” means that the Participant: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer; or (c) is determined to be disabled by the Social Security Administration.  A Participant shall be treated as Disabled if the Participant satisfies any one of these requirements.

1.9                               “Good Reason” shall have the following meaning. Within 180 days following the initial existence of one or more of the following conditions (to which the Participant has not consented), the Participant voluntarily Separates from Service with the Bank, after having first given at least 90 days advance written notice to the Committee of the existence of such a condition and providing the Bank with at least 30 days to remedy the condition:

(a)                                 a material diminution in the Participant’s base compensation;

(b)                                 a material diminution in the Participant’s authority, duties, or responsibilities, including in connection with a sale, merger or acquisition of the Bank (including a merger of equals) or otherwise;

(c)                                  a material diminution in the budget over which the Participant retains authority;

(d)                                 a material change in the geographic location at which the Participant must perform the services; or

(e)                                  any other action or inaction that constitutes a material breach by the Bank of any employment or other agreement under which the Participant provides services to the Bank.

1.10                        “Normal Retirement Age” means the later of (i) the Participant’s attainment of the age specified on the Participant’s Benefit Schedule; or (ii) the Participant’s Separation from Service.  In event a Participant desires to modify his or her Normal Retirement Age, which, pursuant to Code Section 409A, would be a change in the time of his or her payments hereunder, the Participant may do so by delivering an amended Benefits Schedule to the Bank, provided that (a) the new Normal Retirement Age shall not take effect until at least 12 months after the date on which the amended Benefits Schedule is executed; (b) the change to the Normal Retirement Age is made not less than 12 months prior to the Normal Retirement Age that is currently specified on the Participant’s Benefits Schedule; and (c) the new Normal Retirement Age is at least 5 years later than the Normal Retirement Age that is currently specified on the Participant’s Benefits Schedule.

1.11                        “Normal Retirement Date” means the first day of the month after the Participant’s attainment of Normal Retirement Age.

1.12                        “Plan Year” means the calendar year.

1.13                        “Separation from Service” or “Separates from Service” has the meaning set forth in Code Section 409A and Treasury Regulations Section 1.409A-1(h).

1.14                        “Retirement Benefit” means the amount stated in the Participant’s Benefit Schedule, provided, however, that (i) the Retirement Benefit shall be calculated on the basis of the Participant’s completion of twenty (20) Years of Service with the Bank, and (ii) such Retirement Benefit shall be reduced if the Participant has completed less than twenty (20) Years of Service with the Bank at the time the Retirement Benefit is payable to the Participant (and such reduction shall be applied even in the event of death, Disability or Change of Control).

1.15                        “Year of Service” shall have the following meaning (i.e., years of employment before the Executive’s participation in the Plan counts as “Years of Service” for purposes of the 20-year offset but not for vesting purposes):

(a)                                 For vesting purposes, “Years of Service” means the 12-month period of employment from the date of the Executive’s participation in the Plan, and each 12-month period of employment thereafter.

(b)                                 For purposes of determining the 20-year offset that is used to calculate each Participant’s Retirement Benefit, , “Years of Service” means the 12- month period of employment from the Executive’s date of hire with the Bank, and each consecutive 12- month period of employment thereafter.

ARTICLE II
ELIGIBILITY AND VESTING

2.1                               Eligibility.  The Plan is available to a select group of management and/or highly compensated employees of the Bank, determined from time to time by the Committee. Each Participant shall receive a copy of this Plan and a personalized Benefits Schedule at the time he or she joins the Plan.

2.2                               Vesting.  Each Participant shall become fully vested in his or her Accrued Benefit upon the earliest to occur of (i) death; (ii) Disability; (iii) Change in Control; or (iv) attainment of Normal Retirement Age; or (v) completion of ten (10) Years of Service, as follows:

Completed Years of Service	% Vested
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

If a Participant has a Separation from Service before becoming fully vested, the Participant shall forfeit the unvested portion of his or her Accrued Benefit.  Years of Service earned before the Effective Date of this Plan shall count for vesting purposes.

ARTICLE III

FUNDING

3.1                               Type of Plan.  The Plan is a defined benefit, non-account balance, non-qualified deferred compensation plan, where the Bank expenses amounts annually in order to reflect the accrued liability for the future Retirement Benefit for each Participant.  The benefits provided under this Plan are not based on any salary reduction by the Participants.  Participants do not have the option of receiving any current payment or bonus in lieu of the benefits provided under this Plan.

3.2                               Funding.

(a)                                 The Bank shall account for the Plan benefits using applicable GAAP and bank regulatory accounting principles.  The Bank shall maintain an Accrued Benefit for each Participant until the Participant has received payment of all benefits owed under this Plan.

(b)                                 Notwithstanding the preceding sentence, each Participant, his Beneficiaries or any successor in interest to him shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for unpaid compensation. Each Participant, his Beneficiaries, or any other person claiming through Participant, shall only have the right to receive from the Bank those payments as specified under this Plan.  The Bank reserves the absolute right, at its sole discretion, to earmark specific assets to be used to provide benefits under this Plan or to refrain from such earmarking and to determine the extent, nature, and method of such informal funding. Should the Bank elect to informally fund this Plan, in whole or in part, through the purchase of life insurance products, annuity products, equities, bond or other such funding vehicle as may be deemed appropriate by the Bank.  The Bank reserves the absolute right, in its sole discretion, to terminate such informal funding at any time, in whole or in part.

(c)                                  At no time shall any Participant be deemed to have any lien nor right, title or interest in or to any funding investment or to any assets of the Bank. Any asset used or acquired by the Bank in connection with the liabilities it has assumed under this Plan shall not be deemed to be held under any trust for the benefit of Participant or his Beneficiaries, nor shall it be considered security for the performance of the obligations of the Bank. It shall be, and remain, a general, unpledged, and unrestricted asset of the Bank. No Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Participant or his Beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Participant or any Beneficiary attempts assignment, communication, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities shall forthwith cease and terminate.

ARTICLE IV

BENEFITS

4.1                               Normal Retirement Benefit.  The Bank shall pay the Participant’s vested Retirement Benefit starting on the Participant’s Normal Retirement Date in the form elected by the Participant on his or her Benefits Schedule, as either (i) cash lump sum; (ii) monthly installments over five (5) years; or (iii) monthly installments for life, with fifteen (15) years of guaranteed payments.  If the Participant fails to timely make a proper election of the time and form of payment, then the Retirement Benefit shall be paid in a cash lump sum on the Participant’s Normal Retirement Date.  For purposes of determining the lump sum amount or any other actuarial equivalence, (i) unless the Committee determines otherwise, the discount rate shall be 120% of the long term applicable federal rate, compounded semi-annually, as published by the Internal Revenue Service for the month of December in the year in which the benefit payments are to begin, and (ii) reasonable mortality assumptions shall be used by the Plan’s actuary.  If the Retirement Benefit is paid in installments, each installment shall be treated as a separate payment for purposes of Code Section 409A.

4.2                               Disability.  If a Participant becomes Disabled before reaching his Normal Retirement Date, the Participant shall be entitled to a cash lump sum payment of the Participant’s Accrued Benefit, determined as of the date the Participant became Disabled.  Such payment shall be made no later than thirty (30) days after the date the Participant became Disabled.

4.3                               Death Before Normal Retirement Date.  If a Participant dies either before reaching his Normal Retirement Date or after reaching his Normal Retirement Date but before his/her vested benefit has been distributed, the Participant’s Beneficiaries shall be entitled to a cash lump sum payment of the Participant’s Accrued Benefit, determined as of the date the Participant died.  Such payment shall be made no later than thirty (30) days after the date the Participant died.

4.4                               Termination for Cause.  If the Participant’s employment is terminated at any time for Cause, the Participant shall forfeit all unpaid benefits under this Plan, even if such benefits are otherwise vested.

4.5                               Separation from Service Before Normal Retirement Age.

(a)                                 In the event of the Participant’s Separation from Service prior to Normal Retirement Age for reasons other than (i) death; (ii) Disability; (iii) involuntary termination without Cause; or (iv) voluntary termination for Good Reason, the Participant shall be entitled to a cash lump sum payment of the Participant’s vested Accrued Benefit, determined as of the date of the Separation from Service.  The Participant shall forfeit all unvested benefits that would otherwise be payable hereunder (i.e., a voluntary quit without Good Reason results in forfeiture of all unvested benefits).

(b)                                 In the event of the Participant’s Separation from Service prior to Normal Retirement Age, the Bank shall pay the Participant’s vested Accrued Benefit, determined as of the date of the Participant’s Separation from Service, in the form specified by the Participant on his or her Benefits

Schedule as either (i) cash lump sum; (ii) monthly installments over five (5) years; or (iii) monthly installments for life, with fifteen (15) years of guaranteed payments.  If the Participant fails to timely make a proper election of the time and form of payment, then the vested Accrued Benefit shall be paid in a cash lump sum.  Such payment shall begin no later than thirty (30) days after the date of the Participant’s Separation from Service, unless the Participant is a “specified employee” under Code Section 409A, in which case such payment shall be made on the first day of the seventh month after such Separation from Service.

ARTICLE V

ADMINISTRATION

5.1                               Committee. The Committee shall be the named fiduciary and administrator of this Plan.  As administrator, the Committee shall be responsible for the management, control and administration of the Plan as established herein. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

5.2                               Claims Procedures.  Any Participant or Beneficiary under the Plan may file a written claim for a Plan benefit with the Committee.

(a)                                 In the event of a denial or limitation of any benefit or payment due to or requested by any Participant or Beneficiary under the Plan (“claimant”), the claimant shall be given a written notification containing specific reasons for the denial or limitation of the benefit. The written notification shall contain specific reference to the pertinent Plan provisions on which the denial or limitation of the benefit is based. In addition, it shall contain a description of any other material or information necessary for the claimant to perfect a claim, and an explanation of why such material or information is necessary. The notification shall further provide appropriate information as to the steps to be taken if the claimant wishes to appeal the denial or limitation of benefit and submit a claim for review. This written notification shall be given to a claimant within ninety (90) days after receipt of the claim by the Committee unless special circumstances require an extension of time to process the claim. If such an extension of time for processing is required, written notice of the extension shall be furnished to the claimant prior to the termination of the 90-day period, and such notice shall indicate the special circumstances which make the postponement appropriate.

(b)                                 In the event of a denial or limitation of the claimant’s benefit, the claimant or the claimant’s duly authorized representative shall be permitted to review pertinent documents free of charge upon request and to submit to the Committee issues and comments in writing. In addition, the claimant or the claimant’s duly authorized representative may make a written request for a full and fair review of the claim and its denial by the Committee; provided, however, that such written request must be received by the Committee within sixty (60) days after receipt by the claimant of written notification or the denial or limitation of the claim. The 60-day requirement may be waived by the Committee in appropriate cases.  A decision shall be tendered by the Committee within sixty (60) days after the receipt of the request for review, provided that where special circumstances require an extension of time for processing the decision, it may be postponed on written notice to the claimant (before the expiration of the initial 60-day period) for an additional sixty (60) days, but in no event shall the decision be rendered more than one hundred and twenty days (120) days after the receipt of such request for review. Any decision by the Committee shall be furnished to the claimant in writing and shall set forth the specific reasons for the decision and the specific plan provisions on which the decision is based.

ARTICLE VI

AMENDMENT OR TERMINATION

6.1                               Amendment.  The Committee reserves the right to amend this Plan at any time.  However, to the extent any such amendment would adversely impact the Accrued Benefits of any Participant, the amendment shall require the written consent of such Participant, even if the Participant is no longer employed by the Bank.

6.2                               Termination. The Committee reserves the right to terminate the Plan at any time.  Upon Plan termination, the Committee shall determine whether (i) payment of benefits shall be made in accordance with the normal distribution schedule set forth under the Plan; or (ii) benefits shall become fully vested as of the Plan termination date (provided that the Participant is employed by the Bank on such date) and shall be paid on the distribution date specified below.  Any acceleration of the payment of such benefits due to Plan termination shall comply with the following, provided that the termination of the Plan is not proximate to a downturn in the financial health of the Bank, in accordance with Treasury Regulations Section 1.409A-3(j)(4)(ix):

(a)                                 all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c)(2) if any Participant covered by this Plan was also covered by any of those other arrangements are also terminated;

(b)                                 no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement;

(c)                                  all payments are made within 24 months of the termination of the arrangements; and

(d)                                 the Bank does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c)(2) if the same Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

ARTICLE VII

MISCELLANEOUS

7.1                               No Effect on Employment Rights.  Nothing contained herein shall confer upon any Participant the right to be retained in the service of the Bank nor limit the right of the Bank to discharge or otherwise deal with Participant without regard to the existence of this Plan.

7.2                               Governing Law.  The Plan is established under, and will be construed according to, the laws of the State of Rhode Island, to the extent that such laws are not preempted by ERISA.

7.3                               Severability.  In the event that any provision of this Plan is held to be inoperative or invalid by any court of competent jurisdiction, then: (1) insofar as is reasonable, effect will be given to the intent manifested in such provision, and (2) the validity and enforceability of the remaining provisions will not be affected thereby.

7.4                               Establishment of Rabbi Trust.  The Bank may, but is not obligated to, establish a rabbi trust into which the Bank may contribute assets which shall be held therein, subject to the claims of the Bank’s creditors in the event of the Bank’s insolvency, until the contributed assets are paid to Participants and their Beneficiaries in such manner and at such times as specified in this Plan.

7.5                               Tax Withholding.  The Bank may withhold from any benefit payable under this Plan all federal, state, city, income, employment or other taxes as shall be required pursuant to any law or governmental regulation then in effect.

7.6                               Entire Agreement.  This Plan sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous understanding or agreement between the parties hereto regarding the subject matter hereof are merged into and superseded by this Plan.

IN WITNESS WHEREOF, the Bank has caused this Plan to be executed on the date written below.

COASTWAY COMMUNITY BANK

Date:	8/8/2013	By:	/s/ Mark E. Crevier
Chairman of the Board of Directors